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                                                                      EXHIBIT 11



                           COHR Inc. and Subsidiaries

                       COMPUTATION OF NET LOSS PER SHARE
                                  (unaudited)
                   (in thousands, except net loss per share)


                                                        Three Months Ended
                                                              June 30,
                                                        -------------------
                                                          1998        1997
                                                         ------      ------

Net loss attributable to common stock ..............     $(1,088)    $ (355)

Common share information:

  Average shares outstanding for basic loss
    per share ......................................       6,433      6,419

  Dilutive effect of stock options and warrants ....
                                                          ------     ------

  Shares for diluted loss per share ................       6,433      6,419
                                                          ======     ======

Net loss per common share:

  Basic ............................................      $(0.17)    $(0.06)
                                                          ======     ======

  Diluted ..........................................      $(0.17)    $(0.06)
                                                          ======     ======
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